Exhibit 3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-210449 and 333-128257 on Form S-8 and to the use of our reports dated March 6, 2018 relating to the consolidated financial statements of Magna International Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference from the Company’s Current Report on Form 6-K dated March 28, 2018 to this Annual Report on Form 40-F for the year ended December 31, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

March 28, 2018

Toronto, Canada